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                                                                 EXHIBIT (11)(b)

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 18, 1996, relating to the financial statements and financial highlights of FMB Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute part of this registration statement. We also consent to the references to us under the headings "Financial Highlights" in such Prospectuses and "Experts" and "Financial Statements" in such Statement of Additional Information.


PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York
February 14, 1996